Exhibit 99.1

Castle Brands Announces Fiscal 2019 Second Quarter Results

Net Sales Increased 11.6% and Gross Profit Increased 7.0% driven by

Continued Growth of Jefferson’s, Irish whiskies and Goslings Stormy Ginger Beer

NEW YORK – November 8, 2018 — Castle Brands Inc. (NYSE American: ROX), a developer and international marketer of premium and super-premium drinks brands, today reported financial results for the three and six months ended September 30, 2018.

Operating highlights for the three and six months ended September 30, 2018:

●	Net sales increased 11.2% to $46.4 million for the first six months of fiscal 2019, as compared to $41.7 million for the comparable prior-year period, with net sales increasing 11.6% to $23.3 million for the second quarter of fiscal 2019, as compared to $20.9 million for the comparable prior-year period.

●	Total gross profit increased 7.5% to $18.4 million for the first six months of fiscal 2019, as compared to $17.1 million for the comparable prior-year period, and increased 7.0% to $9.1 million for the second quarter of fiscal 2019, as compared to $8.5 million for the comparable prior-year period.

●	Income from operations increased to $1.7 million for the first six months of fiscal 2019 as compared to $1.2 million for the comparable prior-year period, with income from operations of $1.0 million for the second quarter of fiscal 2019, as compared to $1.2 million for the comparable prior-year period.

●	Continued strong growth of Jefferson’s bourbons and the Irish whiskies led to a 32.0% increase in whiskey revenues for the first six months of fiscal 2019 from the comparable prior-year period.

●	Goslings Stormy Ginger Beer case sales surpassed 1,850,000 cases sold on a rolling twelve-month basis, a 13.2% increase over the comparable prior twelve-month period.

●	Castle Brands expects to benefit from substantially lower federal excise taxes, which will lower Cost of Sales and increase Gross Profit in future periods, as a result of provisions in the newly enacted Craft Beverage Act.

●	In addition to continuing its new fill programs, the Company purchased an additional $7.5 million of bourbon in the six-month period to support the continued growth of Jefferson’s.

“We are again reporting strong sales growth of our lead brands, including Jefferson’s bourbons, our Irish whiskies and Goslings Stormy Ginger Beer. This resulted in solid growth in both revenue and gross profit, and a 42.8% increase in income from operations for the first six months of fiscal 2019 to a record level of $1.7 million and a 25.7% increase in EBITDA, as adjusted, for the first six months of fiscal 2019 to a record level of $3.4 million. We expect these trends of increasing sales and improving financial performance to continue over the balance of the fiscal year and beyond,” stated Richard J. Lampen, President and Chief Executive Officer of Castle Brands.

“The combination of our new fill whiskey program, coupled with opportunistic purchases of aged whiskies, enables us to build substantial reserves of aged bourbon to support continued strong growth of our Jefferson’s brand, such as Jefferson’s Ocean Aged at Sea and wine finishes. Our whiskey portfolio also benefitted from the continued growth of our Irish whiskies, especially Knappogue Castle Whiskey. We expect strong growth in whiskey sales to continue,” said John Glover, Executive Vice President and Chief Operating Officer of Castle Brands.

“The continued growing popularity of ginger beer cocktails, including Goslings’ trademarked “Dark ‘n Stormy”® cocktail, has been an important growth driver of Goslings “Stormy Ginger Beer.” Ginger beer sales for the 12 months ended September 30, 2018 exceeded 1.8 million cases, making “Stormy Ginger Beer” the best-selling premium ginger beer in America. We are very pleased with the success of our first six months of fiscal 2019, and look forward to continuing the overall growth of the brand in Walmart and other grocery chains,” Mr. Glover added.

For the Three and Six Months Ended September 30, 2018

In the second quarter of fiscal 2019, the Company had net sales of $23.3 million, an 11.6% increase from net sales of $20.9 million in the comparable prior-year period. This sales growth was primarily driven by the U.S. sales growth of Jefferson’s bourbons, Knappogue Castle Irish whiskey, Goslings Stormy Ginger Beer and certain of the Company’s liqueurs. Net loss was ($0.0) million in the second quarter of fiscal 2019 compared to net income of $0.3 million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.2) million, or ($0.00) per basic and diluted share, in the second quarter of fiscal 2019, as compared to ($0.0) million, or ($0.00) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the second quarter of fiscal 2019 decreased to $1.8 million as compared to $1.9 million for the comparable prior-year period.

For the six months ended September 30, 2018, the Company had net sales of $46.4 million, an 11.2% increase from net sales of $41.7 million in the comparable prior-year period. Net loss was ($0.3) million for the six months ended September 30, 2018, as compared to a net loss of ($0.6) million in the comparable prior-year period. Net loss attributable to common shareholders was ($0.9) million, or ($0.01) per basic and diluted share, for the six months ended September 30, 2018, as compared to ($0.9) million, or ($0.01) per basic and diluted share, in the prior-year period.

EBITDA, as adjusted, for the six months ended September 30, 2018 improved to $3.4 million as compared to $2.7 million for the comparable prior-year period.

Non-GAAP Financial Measures

Within the information above, Castle Brands provides information regarding EBITDA, as adjusted, which is not a recognized term under GAAP (Generally Accepted Accounting Principles) and does not purport to be an alternative to income (loss) from operations or net income (loss) as a measure of operating performance. Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for allowances for doubtful accounts and obsolete inventory, stock-based compensation expense, other expense (income), net, income from equity investment in non-consolidated affiliate, foreign exchange loss (gain) and net income attributable to noncontrolling interests is a key metric the Company uses in evaluating its financial performance on a consistent basis across various periods. EBITDA, as adjusted, is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. Due to the significance of non-cash and non-recurring items, EBITDA, as adjusted, enables the Company’s Board of Directors and management to monitor and evaluate the business on a consistent basis. The Company uses EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and allocation of capital resources. The Company believes that EBITDA, as adjusted, eliminates items that are not indicative of its core operating performance or are based on management’s estimates, such as allowance accounts, are due to changes in valuation, such as the effects of changes in foreign exchange, or do not involve a cash outlay, such as stock-based compensation expense. EBITDA, as adjusted, should be considered in addition to, rather than as a substitute for, income from operations, net income and cash flows from operating activities. A reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted, is presented below.

About Castle Brands

Castle Brands is a developer and international marketer of premium and super-premium brands including: Jefferson’s®, Jefferson’s Presidential SelectTM, Jefferson’s Reserve®, Jefferson’s Ocean Aged at Sea Bourbon®, Jefferson’s Wine Finish Collection and Jefferson’s Wood Experiments, Goslings® Rums, Goslings® Stormy Ginger Beer, Knappogue Castle Whiskey®, Clontarf® Irish Whiskey, Pallini® Limoncello, Boru® Vodka, Brady’s® Irish Cream, The Arran Malt® Single Malt Scotch Whisky, The Robert Burns Scotch Whisky and Machrie Moor Scotch Whisky Additional information concerning the Company is available on the Company’s website, www.castlebrandsinc.com.

Forward Looking Statements

This press release includes statements of our expectations, intentions, plans and beliefs that constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to come within the safe harbor protection provided by those sections. These statements, which involve risks and uncertainties, relate to the discussion of our business strategies and our expectations concerning future operations, margins, sales, new products and brands, potential joint ventures, potential acquisitions, expenses, profitability, liquidity and capital resources and to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. You can identify these and other forward-looking statements by the use of such words as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “thinks,” “estimates,” “seeks,” “predicts,” “could,” “projects,” “potential” and other similar terms and phrases, including references to assumptions. These forward looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties, risks and factors relating to our operations and business environments, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed or implied by these forward looking statements. These risks include our history of losses and expectation of further losses, our ability to expand our operations in both new and existing markets, our ability to develop or acquire new brands, our relationships with distributors, the success of our marketing activities, the effect of competition in our industry and economic and political conditions generally, including the current economic environment and markets. More information about these and other factors are described under the caption “Risk Factors” in Castle Brands’ Annual Report on Form 10-K for the year ended March 31, 2018, as amended, and other reports we file with the Securities and Exchange Commission. When considering these forward looking statements, you should keep in mind the cautionary statements in this press release and the reports we file with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and we cannot predict those events or how they may affect us. We assume no obligation to update any forward looking statements after the date of this press release as a result of new information, future events or developments, except as required by the federal securities laws.

CASTLE BRANDS INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended September 30,		Six months ended September 30,
	2018	2017	2018	2017
Sales, net*	$23,310,163	$20,894,150	$46,414,551	$41,746,437
Cost of sales*	14,170,668	12,350,901	28,015,504	24,624,569

Gross profit	9,139,495	8,543,249	18,399,047	17,121,868

Selling expense	5,322,430	4,899,208	11,144,320	10,955,407
General and administrative expense	2,564,246	2,298,882	5,081,512	4,561,879
Depreciation and amortization	204,380	186,283	440,172	391,235

Income from operations	1,048,439	1,158,876	1,733,043	1,213,347

Other expense, net	(8,506)	(59)	(8,911)	(59)
Income from equity investment in non-consolidated affiliate	55,113	29,846	89,141	71,595
Foreign exchange gain (loss)	2,918	18,853	47,382	(32,308)
Interest expense, net	(1,099,505)	(901,559)	(2,151,447)	(1,793,423)

(Loss) income before provision for income taxes	(1,541)	305,957	(290,792)	(540,848)
Income tax benefit (expense), net	217	(25,335)	(17,898)	(43,748)

Net (loss) income	(1,324)	280,622	(308,690)	(584,596)
Net income attributable to noncontrolling interests	(214,812)	(282,303)	(598,153)	(363,482)

Net loss attributable to common shareholders	$(216,136)	$(1,681)	$(906,843)	$(948,078)

Net loss per common share, basic and diluted, attributable to common shareholders	$(0.00)	$(0.00)	$(0.01)	$(0.01)

Weighted average shares used in computation, basic and diluted, attributable to common shareholders	166,497,681	163,209,562	166,011,668	163,138,853

* Sales, net and Cost of sales include excise taxes of $1,752,916 and $1,759,630 for the three months ended September 30, 2018 and 2017, respectively, and $3,587,170 and $3,399,385 for the six months ended September 30, 2018 and 2017, respectively.

CASTLE BRANDS INC. AND SUBSIDIARIES

Reconciliation of net loss attributable to common shareholders to EBITDA, as adjusted

(Unaudited)

	Three months ended		Six months ended
	September 30,		September 30,
	2018	2017	2018	2017
Net loss attributable to common shareholders	$(216,136)	$(1,681)	$(906,843)	$(948,078)
Adjustments:
Interest expense, net	1,099,505	901,559	2,151,447	1,793,423
Income tax expense, net	(217)	25,335	17,898	43,748
Depreciation and amortization	204,380	186,283	440,172	391,235
EBITDA income	1,087,532	1,111,496	1,702,674	1,280,328
Allowance for doubtful accounts	14,559	16,712	29,118	30,812
Allowance for obsolete inventory	80,000	—	160,000	50,000
Stock-based compensation expense	497,219	504,490	987,704	979,816
Other expense, net	8,506	59	8,911	59
Income from equity investments in non-consolidated affiliate	(55,113)	(29,846)	(89,141)	(71,595)
Foreign exchange loss (gain)	(2,918)	(18,853)	(47,382)	32,308
Net income attributable to noncontrolling interests	214,812	282,303	598,153	363,482
EBITDA, as adjusted	$1,844,597	$1,866,361	$3,350,037	$2,665,210

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Castle Brands Inc.
Investor Relations, 646-356-0200
info@castlebrandsinc.com
www.castlebrandsinc.com